Exhibit 99.1

       Iron Mountain Incorporated Announces Agreement to Acquire Remaining
                    Interest in Iron Mountain Europe Limited

         Mentmore plc Agrees to Sell 49.9% Stake for BPS 82.5 Million

    BOSTON and LONDON, Dec. 10 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that it has signed an agreement with Mentmore plc to acquire Mentmore's 49.9% equity interest in Iron Mountain Europe Limited ("IME") for total consideration of BPS 82.5 million in cash. IME is the European joint venture established in 1999 by Iron Mountain and Mentmore to pursue records management opportunities in Europe and is now believed by the partners to be the largest pan-European records management company with more than 15,000 customer accounts in 38 markets in the U.K. and on the European continent. The transaction is expected to close in February 2004 and is subject to the approval of the Mentmore shareholders and other customary conditions.

    Included in the BPS 82.5 million purchase price is the repayment of all trade and working capital funding owed to Mentmore by IME. This transaction also releases Mentmore from any future funding obligations related to IME. Completion of this transaction will give Iron Mountain 100% ownership of IME, affording it full access to all future cash flows and greater strategic and financial flexibility. Iron Mountain expects to fund the acquisition consideration with existing cash on hand and borrowings under its revolving credit facility.

    Nicholas P. Smith, Chairman of Mentmore, commented, "We have had a very productive partnership with Iron Mountain and believe the prospects for IME to be sound. However, given our recent strategic review of Mentmore's current circumstances and the availability of robust investment opportunities for us in the public personal storage industry, we felt it best for Mentmore's shareholders to realize the value from our investment in IME at this time."

    Richard Reese, Chairman and CEO of Iron Mountain, stated, "Iron Mountain is fortunate to have entered the European records management market with Mentmore as our partner. They have been great partners over the past five years and together we have built a tremendous business. We wish everyone at Mentmore well in their new strategic endeavors and thank them for their contribution to the success of IME." Mr. Reese continued, "This deal comes at a time when the future is very bright for IME. We look forward to taking full advantage of the attractive growth opportunities before us in the European market."

    The transaction is not expected to close until early 2004, and therefore will not have any impact on the 2003 consolidated financial statements of Iron Mountain Incorporated. Additionally, there should be no impact on Iron Mountain's revenue or operating income before depreciation and amortization (OIBDA) post-closing since IME's financial results are already fully consolidated into Iron Mountain's results. Since the acquisition of the minority stake in IME will be accounted for using the purchase method of accounting, 49.9% of the net assets of IME will be adjusted to reflect their fair market value if different from their current carrying value. As a result, this transaction will increase depreciation and amortization expenses beginning in 2004. Once the transaction has been completed and the related trade and working capital funding has been paid off, the only impact on Iron Mountain's consolidated financial statements will be the increased depreciation and amortization expense just described, the increased debt used to fund the acquisition and related interest expense and the elimination of the minority interest in earnings of subsidiaries, net and the minority interest liability related to Mentmore's ownership of IME. The net effect of these changes is not expected to be material to the Iron Mountain consolidated financial statements. Iron Mountain will provide additional information during its fourth quarter earnings conference call in February 2004.

    About Iron Mountain

    Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, Iron Mountain has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services -- services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

SOURCE  Iron Mountain Incorporated
    -0-                             12/10/2003
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain Incorporated, +1-617-535-4799/
    /Photo: http://www.newscom.com/cgi-bin/prnh/20030505/IRMLOGO
            AP Archive:  http://photoarchive.ap.org
            PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.ironmountain.com /
    (IRM)

CO:  Iron Mountain Incorporated; Mentmore plc; Iron Mountain Europe Limited;
     IME
ST:  Massachusetts, England
IN:  PUB FIN
SU:  TNM